Exhibit 5.2

August 23, 2012

Infor (US), Inc.

380 St. Peter Street

St. Paul, Minnesota 55102

Re:     Infor (US) Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Georgia counsel to Infor Enterprise Solutions Holdings, Inc. and Infor (GA), Inc., each a Georgia corporation (together, the “Georgia Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Infor (US), Inc., a Delaware corporation (the “Issuer”), and each of the guarantors listed therein (including each of the Georgia Guarantors) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus which provides for the issuance by the Issuer in an exchange offer of: (i) up to $560,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2018 (the “2018 Exchange Notes”) in exchange for an equal principal amount of the Issuer’s outstanding 11 1/2% Senior Notes due 2018; (ii) up to $1,015,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2019 (the “2019 Exchange Dollar Notes”) in exchange for an equal principal amount of the Issuer’s outstanding 9 3/8% Senior Notes due 2019; and (iii) up to €250,000,000 of 10% Senior Notes due 2019 (the “2019 Exchange Euro Notes,” and collectively with the 2018 Exchange Notes and the 2019 Exchange Dollar Notes, the “Exchange Notes”) in exchange for an equal principal amount of the Issuer’s outstanding 10% Senior Notes due 2019.

The 2018 Exchange Notes are to be issued pursuant to an Indenture, dated as of July 5, 2011, by and among SoftBrands, Inc., Atlantis Merger Sub, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented on July 5, 2011, October 14, 2011, March 2, 2012, March 29, 2012 and May 25, 2012 (as so supplemented, the “2018 Notes Indenture”). The 2019 Exchange Dollar Notes and the 2019 Exchange Euro Notes are to be issued pursuant to an Indenture, dated as of April 5, 2012, by and among Lawson Software, Inc., the guarantors party thereto and the Trustee (the “2019 Notes Indenture,” and together with the 2018 Notes Indenture, the “Indentures”). The 2018 Exchange Notes will be guaranteed by the guarantors party to the 2018 Notes Indenture on the terms set forth therein (the “2018 Notes Guarantees”), and the 2019 Exchange Dollar Notes and the 2018 Exchange Euro Notes will be guaranteed by the guarantors party to the 2019 Notes Indenture on the terms set forth therein (the “2019 Notes Guarantees,” and together with the 2018 Notes Guarantees, the “Guarantees”).

Rogers & Hardin LLP   |   2700 International Tower   |   229 Peachtree Street NE   |   Atlanta, GA 30303   |   404.522.4700 Phone   |   404.525.2224 Fax   |   rh-law.com

Infor (US), Inc.

August 23, 2012

In rendering the opinion set forth herein, we have examined and relied on originals or copies of the following:

(a)	the Registration Statement;

(b)	the Indentures (including the Guarantees contained therein);

(c)	the form of the Exchange Notes;

(d)	certificate of the Secretary of each of the Georgia Guarantors as to the organizational documents of such Georgia Guarantor and the actions taken by the boards of directors of such Georgia Guarantor authorizing the execution, delivery and performance by such Georgia Guarantor of the Indentures and the transactions contemplated thereby; and

(e)	such other records of the Georgia Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Georgia Guarantors and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied, to the extent we deem appropriate, upon oral or written statements and representations of officers and other representatives of the Georgia Guarantors and others.

Our opinion set forth herein is limited to the laws of the State of Georgia that, in our experience, are normally applicable to transactions of the type contemplated by the Indentures and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than Applicable Law or as to the effect of the law of any jurisdiction other than Applicable Law on the opinions herein stated.

With respect to paragraph (1) below, the opinion that each of the Georgia Guarantors “is a corporation validly existing in good standing under the laws of the State of Georgia” is based solely upon certificates of the Secretary of State of the State of Georgia certifying, as of the date set forth in such certificates, such matters.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Georgia Guarantors is validly existing as a corporation in good standing under the laws of the State of Georgia.

Infor (US), Inc.

August 23, 2012

2. Each of the Georgia Guarantors has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Indentures.

3. Each of the Georgia Guarantors has taken all necessary corporate action to duly authorize the execution and delivery of, and performance by such Georgia Guarantor under, the Indentures.

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this letter with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Kirkland & Ellis LLP may rely on this opinion letter to the same extent as if it were an addressee hereof in rendering its opinions to the Issuer in connection with the transactions contemplated by the Registration Statement and the Indenture.

Very truly yours,

/s/ Rogers & Hardin LLP

ROGERS & HARDIN LLP